Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 7 to Registration Statement (No. 333-173198) on Form S-1 of our report dated February 28, 2012 (August 3, 2012 as to Note 28, Segment and Geographic Information and Note 33, Subsequent Events), relating to the consolidated financial statements of Ally Financial Inc., and our report dated February 28, 2012, relating to the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in the preliminary prospectus for the offering of common stock (the “Preliminary Prospectus”), which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Preliminary Prospectus.

/s/ Deloitte & Touche LLP

Detroit, Michigan

October 4, 2012